UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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WASTE CONNECTIONS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Folsom, California
April __, 2007

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Wednesday, May 16, 2007, at 10 a.m. (Pacific Time).  The meeting will be held at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814.  Directions to the Sheraton Grand Sacramento appear on the back cover of this notice of annual meeting and proxy statement.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.  At the meeting, we will also report on Waste Connections’ operations.  We are excited to be celebrating our tenth year as a company in 2007.  As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.  You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.  If you attend the meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Ronald J. Mittelstaedt Chairman and Chief Executive Officer

WASTE CONNECTIONS, INC.
35 Iron Point Circle, Suite 200
Folsom, California 95630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Wednesday, May 16, 2007, at 10:00 a.m. (Pacific Time).  The meeting will be held at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814, for the following purposes:

1. To elect two Class III directors to serve for a term of three years;

2. To approve the proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares; and

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Only stockholders of record of Waste Connections common stock at the close of business on March 20, 2007, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Waste Connections’ Annual Report to Stockholders for the fiscal year 2006 is enclosed for your convenience.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card.  If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone.  Please follow the instructions on the form you receive.  The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders.  If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Robert D. Evans Secretary
April __, 2007

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Stockholders, please sign and date the enclosed proxy card or follow any telephone or Internet procedures established by your bank or broker as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

i.

ii.

WASTE CONNECTIONS, INC.
35 Iron Point Circle, Suite 200
Folsom, California 95630

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting.  This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders.  In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

We will arrange for banks and brokers to forward these proxy materials to the beneficial owners of our common stock for whom they hold shares of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials.  We began mailing these proxy materials to our stockholders on or about April __, 2007.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 20, 2007, may vote at the annual meeting.  As of March 20, 2007, 68,675,641 shares of our common stock were outstanding and entitled to vote.  Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder.  In addition, on March 20, 2007, we had 5,882,354 shares of common stock reserved for issuance upon the conversion of our outstanding 3.75% Convertible Senior Notes Due 2026, none of which is entitled to vote at the annual meeting.  Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

How to Vote

You may vote in person at the annual meeting or by proxy.  We recommend you vote by proxy even if you plan to attend the meeting.  You may revoke your proxy before we vote it at the meeting by submitting a new proxy with a later date, voting in person at the meeting or notifying our Corporate Secretary in writing at: Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630.  We will count your most current proxy, unless you vote in person at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy.  Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct.  You can vote by proxy:

•	by mail by signing, dating and mailing the enclosed proxy card; or

•	by telephone or over the Internet if your shares are held in the name of a bank or broker, and instructions for voting in this manner are included in information you receive from your bank or broker.

1.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of our two director candidates;

•	in favor of the proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares; and

•	in favor of the ratification of the appointment of the independent registered public accounting firm.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders.  You may vote for both, one or neither of our director candidates.  You may also vote for or against the other proposals, or you may abstain from voting.

You may receive more than one proxy card depending on how you hold your shares.  Shares registered in your name are covered by one proxy card.  If you hold shares through someone else, such as a broker, you may also receive material from them asking how you want to vote.  You should complete and return each proxy card or other voting instruction request provided to you.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum.  This means that at least a majority of the outstanding shares eligible to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

Abstentions, directions to withhold authority and broker non-votes are counted as present at the meeting for determining whether we have a quorum.  A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Votes Needed

Directors are elected by a plurality of shares present at the meeting, meaning the two nominees that receive the highest number of votes cast in favor of their election will be elected.

The affirmative vote of at least a majority of the outstanding shares of common stock is required to approve the amendment of our Amended and Restated Certificate of Incorporation.

The ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Abstentions and directions to withhold authority have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted.

Broker non-votes will be considered present for quorum purposes but not considered entitled to vote.  Accordingly, broker non-votes will have no effect on the vote.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting.  If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting.  Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

2.

PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors is currently composed of six directors and is divided into three classes.  One class is elected each year for a three-year term.  Our Board of Directors has nominated Messrs. Mittelstaedt and Guillet for reelection to the Board of Directors to serve as Class III Directors until the annual meeting of stockholders to be held in 2010 and until a successor for each has been duly elected and qualified.  Proxies will be voted, unless otherwise indicated, for the reelection of Messrs. Mittelstaedt and Guillet to the Board of Directors.  Proxies will be voted in a discretionary manner if either of Messrs. Mittelstaedt or Guillet is unable to serve. Each of Messrs. Mittelstaedt and Guillet is currently a director of Waste Connections.  On March 1, 2007, the Board of Directors elected Mr. Guillet to fill a new directorship created by the Board of Directors, which increased the number of directors comprising the entire Board from five to six.

Certain information about Messrs. Mittelstaedt and Guillet and the directors serving in Class I and Class II, whose terms expire in future years, is set forth below.

Name and Background	Age	Director Since

Nominees for Class III Directors for Terms Expiring in 2010

Ronald J. Mittelstaedt has been Chief Executive Officer and a director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 18 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.	43	1997

Edward E. “Ned” Guillet is an independent human resources consultant.  From October 1, 2005 until December 31, 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble.  From July 1, 2001 until September 30, 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company.  He joined Gillette in 1974 and has held a broad range of leadership positions in its human resources department.  Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute.  He holds a B.A. degree in English Literature and Secondary Education from Boston College.
	55	2007

Class I Directors Continuing in Office — Terms Expiring in 2008

Eugene V. Dupreau has been Vice President – Western Region and a director of Waste Connections since February 1998.  Mr. Dupreau served as President and a director of Madera Disposal Systems, Inc. beginning in 1981 and 1985, respectively, and held both positions until Waste Connections acquired Madera in 1998.  Mr. Dupreau holds a B.S. degree in Business Administration from Fresno State University and has completed advanced coursework in waste management.  Mr. Dupreau also holds two California State Contractor Licenses, Classes A and C 12.  He has served as a director of several civic and charitable organizations in Madera County.
	59	1998

3.

Robert H. Davis is President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company.  Prior to acquiring Rubber Recovery Inc., Mr. Davis was President/Chief Executive Officer and a director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006.  Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc. from 1990 to 1997.  A 30-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc.  Mr. Davis holds a B.S. degree in Mathematics from California Polytechnic University and has done graduate work at George Washington University in Solid Waste Management.
	64	2001

Class II Directors Continuing in Office — Terms Expiring in 2009

Michael W. Harlan is Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc., a major producer of ready-mixed concrete and related concrete products.  Mr. Harlan also served as U.S. Concrete’s Chief Financial Officer from September 1998 to November 2004.  From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters.  From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada.  From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993.  From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager since July 1986.  Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.
	46	1998

William J. Razzouk is Chief Executive Officer of Newgistics, Inc., a provider of intelligent returns management solutions for direct retailers and technology companies.  Mr. Razzouk also owns WJR Advisors and WJR Ventures, management consulting and investment firms.  From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee that focuses on meeting the capital and advisory needs of emerging growth companies.  From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies.  He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000.  From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions.  From September 1997 until April 1998, he was the President, Chief Operating Officer and a director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owns and operates more than 350 mini storage warehouses.  He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996.  From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide profit and loss responsibility.  Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation.  He previously was a director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns.  Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.
	59	1998

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE REELECTION OF MESSRS. MITTELSTAEDT AND GUILLET TO THE BOARD OF DIRECTORS.

4.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct and Ethics

We have adopted Corporate Governance Guidelines to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions.  We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees.  Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com.  A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630.

Board of Directors and Committees

Our Board of Directors held seven meetings during 2006, four of which were regularly scheduled and three of which were special meetings held telephonically.  The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Special Equity Award Committee, and a Nominating and Corporate Governance Committee.  Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2006.  Our policy on director attendance at annual meetings of stockholders is that directors are invited but not required to attend.  Mr. Mittelstaedt, the Chairman of the Board, and Mr. Dupreau attended the annual meeting of stockholders in 2006.

The Executive Committee, whose Chairman is Mr. Mittelstaedt and whose other current members are Mr. Harlan and Mr. Razzouk, met three times in 2006.  The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws.  Between meetings of the Board of Directors, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration of $5.0 million or more.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Davis, met twelve times in 2006.  The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of Section 303A.07 of the New York Stock Exchange Listed Company Manual.  The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined in Item 404(d)(5) of Regulation S-K.  The committee’s duties are discussed below under “Audit Committee Report.”  A current copy of the Audit Committee charter, which our Board of Directors has adopted, is available on our website at www.wasteconnections.com.  A copy of the Audit Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630.

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Mr. Harlan and Mr. Davis, met two times in 2006.  This committee is responsible for establishing our executive officer compensation policies and administering such policies.  The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants.  See “Executive Compensation — Compensation Discussion and Analysis.”  A current copy of the Compensation Committee charter is available on our website at www.wasteconnections.com.  A copy of the Compensation Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630.

The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals - typically new hires - under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board.  The committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 37,500 options and warrants or more than 10,500 restricted stock and restricted stock unit awards to an eligible individual in any given calendar year.  Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

5.

The Nominating and Corporate Governance Committee, whose chairman is Mr. Davis and whose other current members are Messrs. Harlan and Razzouk, met four times in 2006.  The committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles.  A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.wasteconnections.com.  A copy of the Nominating and Corporate Governance Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630.

Director Independence

The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis - who together make up each of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees - and Mr. Guillet, is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines.  These independent, non-management directors meet in an executive session, without management, at each of our four regularly scheduled Board of Directors meetings.  The Chair of the Audit Committee, currently Mr. Harlan, presides over each meeting of the company’s non-management directors.

As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent.  For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual.  In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company.  No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence.  A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship.  The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of one million dollars or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts.  The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-management member stands for re-election to the Board.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence.  If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board’s determination.

Waste Connections does not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws and regulations.  All such arrangements must be administered by the Compensation Committee, and such arrangements not already maintained on July 30, 2002, must also be approved in advance by the Compensation Committee.  No independent director or his or her immediate family member may provide personal services to Waste Connections for compensation, other than as permitted under New York Stock Exchange rules.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. These rules, among other things, prohibit a member of the Audit Committee, other than in his capacity as a member of the Audit Committee, the Board of Directors or any other committee of the Board, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries.  As a matter of policy, the Board of Directors also applies this additional requirement to members of the Compensation and Nominating and Corporate Governance Committees.

6.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values.  They must be committed to representing the long-term interests of our stockholders.  They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. Our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities.  Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following:  (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders.  The Committee may also engage the services of a search firm.  After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the Committee.  Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually.  The Committee may also ask the candidate to meet with members of our management.  If the Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors.  In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws.  We have an advance notice Bylaw provision relating to the nomination of Directors.  Pursuant to that provision, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this Proxy Statement no later than the close of business (California time) on the 120th day prior to the anniversary date of our proxy statement released to stockholders in connection with the previous year’s annual meeting.  To be considered timely, stockholder proposals submitted after this deadline must be received as set forth above no later than the close of business (California time) on the 90th day prior to the annual meeting of stockholders.  The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, residence address, telephone number, email address, principal occupation, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made.  The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected.  In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, phone number, email address, number of shares of our common stock beneficially owned, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

Before nominating a sitting director for reelection at an annual meeting, the Nominating and Corporate Governance Committee will consider the director’s performance and contribution to the Board of Directors.

7.

How to Contact Directors

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-management directors as a group or with a specific director at any time by writing to the Board of Directors, the non-management directors or a specific director, care of the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California, 95630.  The Secretary will forward all communications to the Board of Directors, the non-management directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication.  Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors.  Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

In 2006, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Davis.  None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee.

Compensation of Directors

The following table provides compensation information for the year ended December 31, 2006, for each member of our Board of Directors.  Mr. Guillet, who the Board of Directors elected on March 1, 2007, to fill a new directorship it created, is not included in the table below, as he was not a member of our Board in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ronald J. Mittelstaedt (1)	—	—		—		—	—	—	—
Eugene V. Dupreau (1)	—	—		—		—	—	—	—
Robert H. Davis	39,000	57,028	(4)	—	(7)	—	—	—	96,028
Michael W. Harlan	43,500	57,028	(5)	—	(8)	—	—	—	100,528
William J. Razzouk	39,000	57,028	(6)	—	(9)	—	—	—	96,028

(1)	Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

(2)
Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director.  Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2006 for stock awards pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), excluding estimates of forfeitures related to service-based vesting conditions.  Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123(R). These compensation expense amounts reflect stock awards granted in 2006 only, the first year we granted stock awards to our directors.  The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission, or the SEC, on February 13, 2007.

(3)
No option awards were made to any of our directors as compensation for their service as directors or for attending meetings of the Board of Directors or its committees in 2006.  See the “Principal Stockholders” table on page 12 for details on the amount of our  common stock beneficially owned by each of our directors as of March 15, 2007.

8.

(4)
The grant date fair value of this award computed in accordance with SFAS 123(R) is $130,350, and disregards estimates of forfeitures related to service-based vesting conditions.  As of December 31, 2006, Mr. Davis had an aggregate of 5,625 shares of stock awards in the form of restricted stock units outstanding.

(5)
The grant date fair value of this award computed in accordance with SFAS 123(R) is $130,350, and disregards estimates of forfeitures related to service-based vesting conditions.  As of December 31, 2006, Mr. Harlan had an aggregate of 5,625 shares of stock awards in the form of restricted stock units outstanding.

(6)
The grant date fair value of this award computed in accordance with SFAS 123(R) is $130,350, and disregards estimates of forfeitures related to service-based vesting conditions.  As of December 31, 2006, Mr. Razzouk had an aggregate of 5,625 shares of stock awards in the form of restricted stock units outstanding.

(7)	As of December 31, 2006, Mr. Davis had an aggregate of 31,500 option awards outstanding.

(8)	As of December 31, 2006, Mr. Harlan had an aggregate of 76,500 option awards outstanding.

(9)	As of December 31, 2006, Mr. Razzouk had an aggregate of 31,500 option awards outstanding.

As of February 1, 2007, the Compensation Committee raised the monthly cash retainer each independent director receives by $500 from $1,625 per month to $2,125 per month.  The $4,500 fee each independent director receives for attending in person each Board meeting and each committee meeting, unless held in conjunction with a full Board meeting, remained unchanged.  Each Board member is also eligible for reimbursement of reasonable expenses incurred.  Committee chairs receive the following additional cash compensation, which amounts are added to their monthly retainers:  Audit Committee Chair — $500, Compensation Committee Chair — $125, and Nominating and Corporate Governance Committee Chair — $125.  The monthly cash retainer is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings.

Other than Mr. Guillet, who the Board of Directors elected on March 1, 2007 to fill a new directorship it created, we granted each independent director an option to purchase shares of our common stock at the time of his initial election or appointment.  Historically, we have also granted each independent director an option to purchase between 16,875 and 45,000 shares of our common stock each year during which the director served on the Board of Directors.  However, consistent with our intention of granting more restricted stock units and fewer stock options to our management team, in 2006 we granted each independent director 5,625 restricted stock units under our Second Amended and Restated 2004 Equity Incentive Plan and no options.  The units granted in 2006 vest in two successive, equal, annual installments upon the director’s completion of each year of continued service on the Board of Directors over the two-year period measured from the February 14, 2006, grant date.  The annual grants made to each of our independent directors in 2007 consisted of 4,500 restricted stock units and no options.  The units granted in 2007 vest in two successive, equal installments upon the February 1, 2007 grant date and the first anniversary of the grant date.  In connection with Mr. Guillet’s election to the Board of Directors, we granted him 4,500 restricted stock units that vest in two successive, equal installments upon the March 5, 2007, grant date and the first anniversary of the grant date.

Directors’ Equity Ownership

Historically, the Board of Directors had a policy that required each independent director to own a number of shares of our common stock with a market value at the time of purchase equal to approximately three times the director’s annual cash compensation for serving as a director.  New directors were required to acquire ownership of that number of shares over a three-year period of time commencing with their appointment or election to the Board of Directors.

On February 1, 2007, the Compensation Committee updated this policy and approved a requirement that each non-management director of the company own a number of shares of the company’s common stock having a market value of at least $150,000 in 2007, as measured by current market value or purchase price, whichever is higher.  This requirement will increase to $200,000 in 2008. Unless otherwise satisfied, current directors and new directors will achieve this requirement by retaining one half of all restricted stock unit grants as they vest, measured on an after tax basis, until the value of their holdings reach the required level.

9.

PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock beneficially owned, as of March 15, 2007, by: (i) each person or entity that we know owns more than 5% of our common stock; (ii) our named executive officers and each of our directors and nominees; and (iii) all of our current directors and executive officers as a group.  An asterisk in the Percent of Class column indicates beneficial ownership of less than 1% by a director or nominee. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
T. Rowe Price Associates, Inc. (3)	6,567,975		9.56%
Columbia Wanger Asset Management, L.P. (3)	3,466,573		5.05
Ronald J. Mittelstaedt	1,050,681	(4)	1.53
Steven F. Bouck	1,033,226	(5)	1.50
Robert D. Evans	540,172	(6)	0.79
Worthing F. Jackman	313,480	(7)	0.46
Darrell W. Chambliss	313,250	(8)	0.46
Eugene V. Dupreau	275,878	(9)	0.40
Michael W. Harlan	58,312	(10)	*
Robert H. Davis	38,737	(11)	*
William J. Razzouk	42,187	(11)	*
Edward E. “Ned” Guillet	2,250		*
All executive officers and directors as a group (16 persons)	4,561,991		6.64

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)
Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after March 15, 2007, shares of common stock into which convertible securities are convertible within 60 days after March 15, 2007, and shares which will become issuable within 60 days after March 15, 2007, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  On October 27, 2005, our Board of Directors accelerated the vesting of outstanding options previously awarded to employees.  In addition, to prevent unintended benefits to the company’s executive officers and other selected corporate, regional and field employees, restrictions were imposed on any shares obtained through the exercise of such accelerated options.  Accordingly, the Resale Restriction Agreement that the company entered into with each of these employees, including each of the named executive officers, prevents the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment.

(3)
The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.  The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.  The share ownership of T. Rowe Price Associates, Inc. is based on Schedules 13G/A filed with the Securities and Exchange Commission on February 14, 2007. The share ownership of Columbia Wanger Asset Management, L.P. is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 11, 2007.

10.

(4)
Includes 676,192 shares subject to options exercisable within 60 days of March 15, 2007; 135,000 shares subject to a range forward collar contract that settles on June 11, 2007, and will require Mr. Mittelstaedt to sell such shares at that time at a price per share designated in the contract; and 371,437 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 2,850 shares held by the Mittelstaedt Family Trust as to which Mr. Mittelstaedt disclaims beneficial ownership.

(5)	Includes 728,483 shares subject to options exercisable within 60 days of March 15, 2007. Excludes 3,900 shares owned by Mr. Bouck’s two minor sons as to which Mr. Bouck disclaims beneficial ownership.

(6)	Includes 536,422 shares subject to options exercisable within 60 days after March 15, 2007.

(7)	Includes 312,189 shares subject to options exercisable within 60 days after March 15, 2007.

(8)	Includes 222,920 shares subject to options exercisable within 60 days after March 15, 2007.

(9)
Includes 109,500 shares subject to options exercisable within 60 days after March 15, 2007; and 900 shares of restricted stock granted under our 2002 Restricted Stock Plan, which shares vest on February 23, 2008.

(10)	Includes 46,500 shares subject to options exercisable within 60 days after March 15, 2007.

(11)	Includes 31,500 shares subject to options exercisable within 60 days after March 15, 2007.

11.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and our Chief Financial Officer during 2006, as well as our three other most highly compensated executive officers in 2006, are referred to as the named executive officers, or the NEOs.

The Compensation Committee’s philosophy with respect to the compensation of the named executive officers does not differ materially from the philosophy that applies to other executive officers.  The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent;

•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively consistent with our success.  We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value.  Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns and to aid in retention.

Our compensation programs provide compensation in the form of both cash and equity to provide incentives to reward both our short-term and long-term performance.  The Compensation Committee allocates total compensation between cash and equity-based on comparisons with other companies and the judgment of the Committee members.  The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.  Historically, the Committee’s bias has favored equity compensation over cash due to our overall compensation philosophy and objective of ensuring that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders.

Approach to Compensation

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation.  To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself.  The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties and has done so.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the named executive officers, the Compensation Committee considered: (i) the compensation structure and practices of a peer group of companies that we believe are our leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance.  These peer and comparator groups are identified and discussed below.  While the Compensation Committee uses compensation consultants from time to time, it does not engage consultants every year.  In determining the amount of compensation for the named executive officers, the Compensation Committee does not take into account amounts realized or realizable from prior equity-based compensation grants because the Committee seeks to provide compensation that takes into account the cost of replacing the named executive officers on a market competitive basis and what is equitable based on our performance.  To some extent, appreciation in the amounts realized or realizable from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

12.

Transition in Compensation Practices

In 2004, the Compensation Committee reviewed our compensation philosophy primarily in anticipation of the requirement that stock options be expensed, but also to address the transition of the company from our early growth stage. In connection with its review, the Compensation Committee engaged Pearl Meyer & Partners, a nationally known compensation consulting firm, to assist it in the determination of the key elements of the compensation program.  Pearl Meyer established a comparator group, provided an analysis of how the compensation of our named executive officers compares to that of named executive officers in the comparator group, advised the Compensation Committee on alternative forms of compensation and made recommendations to the Committee.  In addition, the compensation consultant provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers.  The compensation consultant also advised on, among other things, structuring our compensation programs and determining appropriate levels of base salary, performance-based compensation and other awards.

Pearl Meyer found that when compared to the comparator group of companies, our cash compensation was near the bottom of the comparator group while our equity-based compensation via option grants was at or near the top of the comparator group. The compensation consultant recommended higher cash salaries for the NEOs, increasing bonus targets as a percentage of base salary for all of the NEOs other than the Chief Executive Officer, and reducing the level of option grants and adding full value grants, such as performance shares or performance contingent restricted stock or restricted stock units.  The compensation consultant endorsed our “light” approach to benefits and perquisites, but recommended the implementation of a voluntary deferred compensation plan and providing reimbursement subject to expense limits for financial planning.  Based in part on the compensation consultant’s recommendations, the Compensation Committee commenced a multi-year plan to increase base salaries of the NEOs, reduce the number of options granted and add restricted stock units to the compensation mix.  The Compensation Committee did not adopt the consultant’s recommendation that restricted stock unit awards provide for performance-based vesting, but chose instead to take performance-based factors into account in determining the amount of the grant.  The Compensation Committee also implemented a voluntary deferred compensation plan, but did not provide for reimbursement for financial planning.

Compensation Benchmarking

An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by leading waste services companies, including Waste Management, Inc., Allied Waste Industries, Inc. and Republic Services, Inc.  While we do not specifically benchmark our compensation to a peer group, we do periodically perform our own survey of the compensation practices of this peer group of companies to assess our competitiveness.  In doing so, we take into account factors such as the relative financial performance of those companies and factors that differentiate us from those companies.  All of the companies in this peer group are substantially larger than we are and the Compensation Committee takes this into account when comparing compensation.

In 2004, Pearl Meyer, following discussions with management, established a comparator group with comparable financial profiles consisting of the following companies: Banta Corporation; Ceridian Corporation; Florida Rock Industries, Inc.; G & K Services, Inc.; Global Payments, Inc.; Hubbell Inc.; Iron Mountain Inc.; Krispy Kreme Doughnuts, Inc.; Martin Marietta Materials, Inc.; Pediatrix Medical Group, Inc.; Republic Services, Inc.; Roper Industries, Inc.; Stericycle, Inc.; Tetra Tech, Inc.; and West Corporation.

Due to our growth and development, Pearl Meyer, again following discussions with management, updated the comparator group in 2006 to consist of the following companies: Aaron Rents, Inc.; Covanta Holding Corporation; EMCOR Group, Inc.; G & K Services, Inc.; McGrath Rentcorp; Mobile Mini, Inc.; Pacar International; Quanta Services, Inc.; Republic Services, Inc.; Rollins, Inc.; ServiceMaster Company; Stericycle, Inc.; United Rentals, Inc.; and Williams Scotsman International, Inc.  Allied Waste Industries, Inc. and Waste Management, Inc. were included as additional reference companies.

13.

Determination of Compensation Components

In light of the 2004 review, the Compensation Committee decided to implement a series of changes to our compensation philosophy for the named executive officers over time beginning in 2004.  Historically, our compensation packages for the named executive officers have consisted of three main components: (i) annual base salary; (ii) cash performance bonuses that depended on individual performance and our success in meeting specified financial targets and that were capped, with the Chief Executive Officer eligible to earn up to 100% and each of the other named executive officers eligible to earn up to 50% of his base salary; and (iii) equity-based compensation awards, which, prior to 2006, consisted primarily of stock options.  Our general approach to compensation was to set cash-based compensation, such as base salary and annual bonuses, at levels that were at the lower end of amounts paid by our peer group of competitors and by a group of comparator companies, and to set the level of grants of stock options at the higher end of amounts granted by such competitors and comparator companies.  We used a similar approach in compensating our other officers, and our non-officer management and administrative level employees.  We felt that this approach benefited our stockholders by minimizing the effect of payments of cash compensation on current earnings while aligning our named executive officers’ and other managers’ interests with those of our stockholders by rewarding them for performance that resulted in increases in our stock price.  Moreover, use of stock options minimized the effect of compensation on our cash flow, allowing us to use cash flow for growth and in other ways that benefited our stockholders, such as repurchasing common stock under our stock repurchase program.

In the revision of the compensation policy with respect to the named executive officers and other officers, we (i) increased base salary to more competitive levels over a three year period through 2007; (ii) decreased equity-based compensation as a percentage of total compensation for these individuals relative to historic levels; and (iii) implemented a program to transition the equity-based compensation of these individuals from stock options to restricted stock unit awards.  To this end, the Compensation Committee implemented a series of base salary increases to the named executive officers over the period from 2004 through 2007 with the objective of setting base salaries of our named executive officers closer to the median of the comparator group by 2007, before adjustment for inflation and geographic differences.  The Committee also set as a goal reducing equity-based compensation awards over time such that the income statement impact resulting from equity-based compensation awards would not exceed approximately 5 to 6% of projected net income at that time.  These goals are based on estimates of future results and actual results of compensation decisions could vary materially.  Moreover, the Compensation Committee reserves the right to alter compensation goals and philosophies at any time.

Base Salary.  We provide our NEOs with a base salary that is structured around the median of the comparator group.  In 2006, we increased the base salary of our named executive officers twice, on February 1 and October 1, in order to gradually step-up their base salary levels to the levels targeted for 2007.  Another increase was implemented on February 1, 2007, which established the following base salaries for our NEOs for 2007:

Annual Base Salary
Ronald J. Mittelstaedt	$520,000
Worthing F. Jackman	$310,000
Steven F. Bouck	$385,000
Darrell W. Chambliss	$335,000
Robert D. Evans	$315,000

The base salary levels of the named executive officers are now at the levels that the Compensation Committee targeted in 2004.

Performance Bonuses.  Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance.  Annual performance bonuses reflect a policy of requiring a certain level of financial and operational performance, generally based on achieving target levels of (i) operating income before depreciation and amortization, a non-GAAP number; and (ii) earnings per share, before any cash bonuses are earned by the named executive officers. The Committee has the discretion to waive these goals, but has rarely done so.  In general, the Compensation Committee has tied maximum potential bonus compensation percentages of base salary at levels that it believes make us competitive with our peer group of competitors and the comparator group.  While performance bonuses are denominated in cash, in practice, we have paid performance bonuses in cash to our executive officers only infrequently, choosing instead to use cash performance bonuses otherwise earned by executive officers to supplement the bonus pool for region and district level employees.  Instead, the Compensation Committee has taken the absence of a cash bonus, even if earned, into account in determining the level of equity-based compensation granted to our executive officers.

14.

Equity-Based Compensation.  As discussed above, we believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth.  To meet these objectives, our senior management team receives equity-based compensation.

In February 2006, the Compensation Committee began granting annual restricted stock unit awards to our named executive officers together with option grants in reduced amounts as compared to prior years.  The Compensation Committee believes that the use of restricted stock unit awards will reduce the overall compensation cost to us compared to the cost of granting options at levels consistent with previous years, yet will offer our named executive officers a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company.  In light of the previously discussed transition to higher base salaries, the Compensation Committee reduced equity-based compensation by targeting the number of shares underlying equity-based compensation awards it granted in 2006 at approximately 85% of the level of 2005 as measured by the number of options granted.  For the named executive officers, the allocation between grants of options and grants of restricted stock units in 2006 was as follows: one-half of the grant consisted of options and the remainder consisted of restricted stock units.  The number of restricted stock units issued was determined by, in effect, converting the options that would have been granted to the named executive officers into restricted stock units by dividing the number of options that would have been granted by approximately 5.25, an options exchange ratio the Compensation Committee arrived at after consultations with two investment banks, each of which recommended exchange ratios based on a variety of factors, including the volatility of our stock price, risk, historical appreciation, targeted future growth and the historical holding period for our options.  While these investment banks suggested that the number of restricted stock units to be issued should be determined by dividing the number of options by between 3.5 and 4.0, which would have resulted in a greater number of restricted stock units being granted, the Compensation Committee felt that 5.25 was the appropriate initial ratio for 2006.

Prior to 2006, options issued to named executive officers generally vested in equal increments over three years.  Options granted to the named executive officers in 2006 vest in equal increments over four years, and restricted stock units issued to the named executive officers in 2006 vest in equal increments over five years.  On October 27, 2005, in advance of the effective date of SFAS 123(R), our Board of Directors accelerated the vesting of outstanding options previously awarded to all employees, including the NEOs.  Each of the named executive officers, other executive officers and select corporate, regional and field employees entered into a Resale Restriction Agreement that prohibits the sale of any shares acquired on the exercise of an accelerated option prior to the earlier of the original vesting date of the option or termination of employment. As a result of the accelerated vesting of stock options, we incurred a non-cash charge of approximately $1.6 million, or $1.0 million net of taxes. We estimate that the acceleration eliminated $15.3 million, or $9.6 million net of taxes, in non-cash compensation expense that would have been recognized under the provisions of SFAS 123(R) over the three-year period of 2006 to 2008 as the stock options vested.

The Compensation Committee has generally made broad-based annual grants of stock options and other equity-based compensation to our executive officers and other employees in late January or in February.  This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February. In addition, due to seasonal declines in our business and other market factors, it is our experience that the market price of our stock tends to be lower in the first quarter of each year. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to confer the benefit of a lower exercise price on our employees, if possible, in order to mitigate the effect of our low salary structure, enhance employee morale, and minimize the cost of equity-based compensation to the company. Some exceptions to this general practice have occurred in prior years primarily due to factors such as the lack of availability of shares under our equity plans pending stockholder approval of new plans, promotions and new hires.

In 2006, the Compensation Committee met on February 9th and authorized equity-based compensation, including options to the named executive officers, to be granted at the closing price of our common stock on February 14th, the day after our financial results for 2005 were released to the public.  In 2007, our equity-based compensation grants consisted only of restricted stock units, and were authorized and effective on February 1, 2007.  The Compensation Committee intends to make future grants of restricted stock units on or about the same date every year, although the Committee reserves the right to change the annual grant date and the form of equity-based compensation grants in its sole discretion.

15.

New Senior Management Incentive Plan

The Compensation Committee has adopted a new Senior Management Incentive Plan governing the annual performance bonuses and the annual long-term equity incentive grants for 2007 and subsequent years to the NEOs and such other executives and employees as may be determined by the Compensation Committee.

Each participant in the Plan will have an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year.  The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year.

For 2007, targeted annual performance bonuses as a percentage of each NEO’s annual base salary are as follows:

Targeted Bonus
Ronald J. Mittelstaedt	100%
Worthing F. Jackman	50%
Steven F. Bouck	50%
Darrell W. Chambliss	50%
Robert D. Evans	50%

Each participant has the opportunity to earn up to 175% of the targeted bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer.  Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals and the resulting percentage of the annual performance bonus earned.

The performance goals for 2007 are based upon budgeted revenue and will be measured against achievement of targeted levels of: (1) EBITDA, a non-GAAP number weighted at 20%; (2) operating income, weighted at 20%; (3) operating income as a percentage of revenue, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, weighted at 30%.  The Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition or extraordinary event results in a significant impact relative to the goals in order to exclude or reduce the impact of that acquisition or event.  For these purposes, the Compensation Committee determines operating income by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income.

In the event certain threshold performance levels are exceeded, but applicable target levels are not achieved, the NEOs will earn proportionate awards.  Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Second Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we adopt.  If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock.

Each participant in the Senior Management Incentive Plan will also receive an annual long-term incentive grant of restricted stock units based on the performance of both the company and the individual, subject to a vesting schedule approved by the Compensation Committee.  For 2007, the size of such grants will be targeted between 125% and 150% of the participant’s base salary, as valued by the Compensation Committee.  The objective of the long-term incentive grant is to supplement each participant’s base salary and annual performance bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of a comparator group.

16.

Stock Ownership Guidelines

To encourage long-term stock ownership, each NEO is expected to retain at least 50% of all after-tax shares of common stock received from long-term incentive grants until such NEO meets and maintains the following stock ownership thresholds, as valued by the Compensation Committee:

•	For the Chief Executive Officer and President, three times such participant’s base salary; and

•	For other NEOs, two and one-half times such participant’s base salary.

Non-Equity Incentive Plan, Defined Contribution Plan, Nonqualified Deferred Compensation Plan Compensation and Other Benefits

Other than cash performance bonuses, we do not provide non-equity incentive plan compensation, nor do we provide defined benefit retirement plans to our named executive officers.  The named executive officers are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees.  We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal 5% of the employee’s base salary, subject to certain limitations imposed by the Employee Retirement Income Security Act of 1974, or ERISA.  Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment.  Our matching contributions vest over five years.

The named executive officers and certain other highly compensated employees are also entitled to participate in the nonqualified deferred compensation plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by ERISA.  The deferred compensation plan allows a highly compensated employee to voluntarily defer receipt of a portion of the employee’s earned base salary and all or a portion of cash performance bonuses, if any.  Earnings on contributions to the deferred compensation plan are determined by reference to the returns on one or more select mutual funds (as determined by the participant) that are also available for investment by the general public.  We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal 5% of the employee’s base salary, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to the same limits that apply to the 401(k) plan except that our matching contributions are 100% vested when made.  The earnings on these funds may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits.  These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package.  These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

Perquisites and Other Personal Benefits

The material components of our named executive officers’ compensation are described above.  We do not provide our named executive officers extensive perquisites.  Those that are provided are summarized in the Summary Compensation Table and accompanying footnotes.  Perquisites are valued at the incremental cost to the company.

We make available for business use to our named executive offices and others a private aircraft, which we own.  Our general policy is not to permit employees, including the named executive officers, to use the aircraft for purely personal use.  Occasionally, employees or their relatives or spouses, including relatives or spouses of the named executive officers, may derive personal benefit from travel on our aircraft incidental to a business function, such as when a named executive officer’s spouse accompanies the officer to the location of an event the officer is attending for business purposes.  For purposes of our Summary Compensation Table, we value the compensation benefit to the officer at the incremental cost to us of conferring the benefit.  In the example given, the incremental cost, consisting of catering and additional fuel, would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred whether or not the named executive officer’s spouse accompanied the officer on the trip.  Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

17.

Tax Deductibility Considerations

Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective, but we do not let tax considerations drive compensation decisions.  Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s Chief Executive Officer or to any of its four most highly compensated officers.  However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.  The policy of the Compensation Committee in the past has been to attempt to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000.  Certain option grants made under our equity plans were intended to be structured so that any compensation deemed paid upon the exercise of those options will qualify as performance-based compensation that is not subject to the $1,000,000 limitation.

In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for the NEOs. Compensation deemed paid with respect to stock option awards, direct stock issuances and restricted stock unit awards under the 2004 Equity Incentive Plan may be subject to the $1,000,000 limitation, unless considered “performance-based” compensation.  In this regard, the restricted stock unit awards granted in February 2006 to our NEOs do not qualify as performance-based compensation, but the options granted in February 2006 were intended to qualify as performance-based compensation under Section 162(m).

Severance and Change of Control Arrangements

The provisions regarding severance and change in control contained in each named executive officer’s employment agreement are described elsewhere in this proxy statement.  With slight variations, these agreements generally call for severance payments under various conditions in an amount approximately equal to three times the named executive officer’s base salary and bonus, plus the maximum bonus available for the year of termination under the officer’s employment agreement.  The Compensation Committee believes that this level of severance is appropriate in light of what it understands is the level of severance offered at peer companies, and because our relatively low base salaries would result in payments comparable to those that peer companies would pay given a lower multiple but higher base.  The Compensation Committee reserves the right to alter severance payment levels going forward.

In 2004, the Compensation Committee and our Chief Executive Officer, Ronald Mittelstaedt, agreed to modify certain provisions of his employment agreement relating to the severance payment payable to him in the event he is terminated without cause, as defined in the agreement, or if he terminates the agreement for good reason, as defined in the agreement.  Previously, Mr. Mittelstaedt’s severance payment would have been an amount equal to three times his total compensation, including maximum bonus payable and other payments, for the twelve months preceding the date of termination plus $5,000,000, payable in three equal installments on the date of termination and each of the first and second anniversaries of the date of termination, subject to compliance with certain provisions of his employment agreement.  The modification resulted in the elimination of the $5,000,000 payment.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement.  Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman
Michael W. Harlan
Robert H. Davis

18.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation we paid to each of our named executive officers in 2006.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonquali-fied Deferred Compensa-tion Earnings ($)	All Other Compen-sation ($) (4)		Total ($)
Ronald J. Mittelstaedt Chief Executive Officer and Chairman	2006	444,288	—	103,411	74,419	—	—	23,690	(5)	645,808
Worthing F. Jackman Executive Vice President and Chief Financial Officer	2006	259,808	—	45,623	41,860	—	—	—		347,291
Steven F. Bouck President	2006	334,288	—	55,964	51,163	—	—	4,030		445,445
Darrell W. Chambliss Executive Vice President and Chief Operating Officer	2006	290,327	—	46,839	41,860	—	—	325		379,351
Robert D. Evans Executive Vice President, General Counsel and Secretary	2006	280,846	—	46,839	41,860	—	—	20,072	(6)	389,617

(1)	Amounts shown reflect salary earned by the named executive officers for 2006, and reflect increases that the named executive officers received on February 1 and October 1 of that year.

(2)
Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan.  Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2006 for stock awards pursuant to SFAS 123(R), excluding estimates of forfeitures related to service-based vesting conditions.  Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123(R). These compensation expense amounts reflect stock awards granted in 2006, the first year in which we granted stock awards to the named executive officers.  The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 13, 2007.

(3)
Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2006 for option awards pursuant to SFAS 123(R), excluding estimates of forfeitures related to service-based vesting conditions.  Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123(R). These compensation expense amounts reflect option awards granted in 2006; we accelerated outstanding option awards granted to our employees, including the named executive officers, prior to that year on October 27, 2005, and incurred a non-cash charge of approximately $1.6 million, or $1.0 million net of taxes, associated with those accelerated option awards in 2005.  The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 13, 2007.

19.

(4)
We make available for business use to our named executive offices and others a private aircraft, which we own.  Our general policy is not to permit employees, including the named executive officers, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the named executive officers, may derive personal benefit from travel on our aircraft incidental to a business function, such as when a named executive officer’s spouse accompanies the officer to the location of an event the officer is attending for business purposes.  For purposes of our Summary Compensation Table, we value the compensation benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the named executive officer’s spouse accompanied the officer on the trip. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

(5)
Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Mittelstaedt and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Mittelstaedt; (ii) car allowance; (iii) health club membership; (iv) personal use of corporate aircraft incidental to a business function (see footnote (4) above); and (v) professional association dues.

(6)
Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Evans and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Evans; (ii) corporate housing; (iii) personal use of corporate aircraft incidental to a business function (see footnote (4) above); and (iv) professional association dues.

20.

GRANTS OF PLAN BASED AWARDS

The following table summarizes the grants of stock and option awards we made to the named executive officers in 2006. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
Ronald J. Mittelstaedt	2/14/06	2/9/06	—	—	—	—	—	—	25,500	—	—	590,920
Ronald J. Mittelstaedt	2/14/06	2/9/06	—	—	—	—	—	—	—	60,000	23.17	340,199
Worthing F. Jackman	2/14/06	2/9/06	—	—	—	—	—	—	11,250	—	—	260,700
Worthing F. Jackman	2/14/06	2/9/06	—	—	—	—	—	—	—	33,750	23.17	191,362
Steven F. Bouck	2/14/06	2/9/06	—	—	—	—	—	—	13,800	—	—	319,792
Steven F. Bouck	2/14/06	2/9/06	—	—	—	—	—	—	—	23,994	23.17	136,046
Steven F. Bouck	2/14/06	2/9/06	—	—	—	—	—	—	—	17,256	23.17	97,841
Darrell W. Chambliss	2/14/06	2/9/06	—	—	—	—	—	—	11,550	—	—	267,652
Darrell W. Chambliss	2/14/06	2/9/06	—	—	—	—	—	—	—	16,494	23.17	93,521
Darrell W. Chambliss	2/14/06	2/9/06	—	—	—	—	—	—	—	17,256	23.17	97,841
Robert D. Evans	2/14/06	2/9/06	—	—	—	—	—	—	11,550	—	—	267,652
Robert D. Evans	2/14/06	2/9/06	—	—	—	—	—	—	—	16,494	23.17	93,521
Robert D. Evans	2/14/06	2/9/06	—	—	—	—	—	—	—	17,256	23.17	97,841

(1)
Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan.  The units vest in equal, annual installments over the five year period following the date of grant, beginning on the first anniversary of the date of grant.

(2)
Option awards consist of nonqualified and, except in the cases of Messrs. Mittelstaedt and Jackman, incentive stock options granted under our 2002 Senior Management Equity Incentive Plan.  The options vest in equal, annual installments over the four year period following the date of grant, beginning on the first anniversary of the date of grant.

(3)
The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R), and disregards estimates of forfeitures related to service-based vesting conditions.  The proceeds to be paid to the individual following an exercise do not include the option exercise price, and the exercise price of option awards has not been deducted from the amounts indicated above.  Regardless of the value placed on an option award on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised.

We have entered into employment agreement with each of our named executive officers. The material terms of each of these employment agreements is discussed elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.”

21.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes unexercised options, restricted stock units that have not vested and related information for each of our named executive officers as of December 31, 2006.  Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald J. Mittelstaedt	89,406	—	—	12.35	7/18/12	—	—	—	—
	24,281	—	—	12.35	7/18/12	—	—	—	—
	161,855	—	—	14.50	2/20/13	—	—	—	—
	6,897	—	—	14.50	2/20/13	—	—	—	—
	230,237	—	—	16.62	2/3/14	—	—	—	—
	6,015	—	—	16.62	2/3/14	—	—	—	—
	137,957	—	—	22.01	2/23/15	—	—	—	—
	4,544	—	—	22.01	2/23/15	—	—	—	—
	—	—	—	—	—	25,500	706,350	—	—
	—	60,000	—	23.17	2/14/16	—	—	—	—
Worthing F. Jackman	56,250	—	—	14.35	4/24/13	—	—	—	—
	116,958	—	—	16.62	2/3/14	—	—	—	—
	18,044	—	—	16.62	2/3/14	—	—	—	—
	107,955	—	—	22.01	2/23/15	—	—	—	—
	4,545	—	—	22.01	2/23/15	—	—	—	—
	—	—	—	—	—	11,250	311,625	—	—
	—	33,750	—	23.17	2/14/16	—	—	—	—
Steven F. Bouck	112,500	—	—	11.14	1/29/11	—	—	—	—
	152,813	—	—	10.63	2/1/12	—	—	—	—
	164,105	—	—	14.50	2/20/13	—	—	—	—
	162,737	—	—	16.62	2/3/14	—	—	—	—
	6,015	—	—	16.62	2/3/14	—	—	—	—
	115,457	—	—	22.01	2/23/15	—	—	—	—
	4,544	—	—	22.01	2/23/15	—	—	—	—
	—	—	—	—	—	13,800	382,260	—	—
	—	23,994	—	23.17	2/14/16	—	—	—	—
	—	17,256	—	23.17	2/14/16	—	—	—	—
Darrell W. Chambliss	41,855	—	—	14.50	2/20/13	—	—	—	—
	91,485	—	—	16.62	2/3/14	—	—	—	—
	85,457	—	—	22.01	2/23/15	—	—	—	—
	—	—	—	—	—	11,550	319,935	—	—
	—	16,494	—	23.17	2/14/16	—	—	—	—
	—	17,256	—	23.17	2/14/16	—	—	—	—
Robert D. Evans	150,000	—	—	14.23	6/4/12	—	—	—	—
	148,062	—	—	14.50	2/20/13	—	—	—	—
	19,940	—	—	14.50	2/20/13	—	—	—	—
	146,250	—	—	16.62	2/3/14	—	—	—	—
	90,000	—	—	22.01	2/23/15	—	—	—	—
	—	—	—	—	—	11,550	319,935	—	—
	—	16,494	—	23.17	2/14/16	—	—	—	—
	—	17,256	—	23.17	2/14/16	—	—	—	—

(1)
On October 27, 2005, our Board of Directors accelerated the vesting of outstanding options previously awarded to employees, including those grants listed above as expiring on or before February 23, 2015, so that those options are now fully vested and exercisable as to all the option shares.  However, to prevent unintended benefits to the company’s executive officers and other selected corporate, regional and field employees, restrictions were imposed on shares obtained upon the exercise of those accelerated options.  Accordingly, the Resale Restriction Agreement that the company entered into with each of these employees, including each of the named executive officers, prevents the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment.

22.

(2)	The options vest in equal, annual installments over the four year period following the grant date of February 14, 2006.

(3)	The restricted stock units vest in equal, annual installments over the five year period following the grant date of February 14, 2006.

(4)	Based on the closing price of our common stock of $27.70 on the New York Stock Exchange on December 29, 2006.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our named executive officers on an aggregated basis during 2006.  Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	—	—	—	—
Worthing F. Jackman	—	—	—	—
Steven F. Bouck	30,000	486,585	—	—
Darrell W. Chambliss	—	—	—	—
Robert D. Evans	52,500	801,119	—	—

NONQUALIFED DEFERRED COMPENSATION

The following table summarizes the participation of our named executive officers during 2006 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Ronald J. Mittelstaedt	20,214	3,664	4,809	—	55,801
Worthing F. Jackman	20,000	5,308	6,145	—	63,475
Steven F. Bouck	30,000	2,564	6,451	—	61,931
Darrell W. Chambliss	25,000	5,863	9,040	—	81,491
Robert D. Evans	8,425	2,612	1,626	—	18,809

(1)
Amounts in these columns represent the deferred portion of base salary and our annual matching contributions.  Contributions by an NEO are reported in the Summary Compensation Table elsewhere in this proxy statement under “Salary” and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.”

23.

(2)
Amounts in this column have not been disclosed by us in previous years, and are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public.

The named executive officers and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under our 401(k) plan due to certain limitations imposed by ERISA.  The Nonqualified Deferred Compensation Plan allows a highly compensated employee to voluntarily defer receipt of a portion of the employee’s earned base salary and all or a portion of cash performance bonuses, if any.  Earnings on contributions to the Nonqualified Deferred Compensation Plan are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public.  We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal 5% of the employee’s base salary, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to the same limits that apply to the 401(k) plan except that our matching contributions are 100% vested when made.  The earnings on these funds may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon retirement, as defined in the plan, a participant will receive a distribution from the plan in the form he previously selected - either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the retirement date. Upon termination of employment, a participant will receive a distribution from the plan in a lump sum within 60 days after the last day of the six-month period immediately following the termination date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

Equity Compensation Plan Information

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2006.  Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

	(a)	(b)	(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders(1)	5,326,661 (2)	$18.34 (3)	2,851,410 (4)
Not approved by stockholders(5)	1,947,339	$17.16	414,037
Total	7,274,000	$18.00	3,265,447

(1)
Consists of:  (a) the Second Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”); and (c) the Second Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).

24.

(2)	Includes an aggregate of 522,805 restricted stock units.

(3)	Excludes restricted stock units.

(4)
The remaining 1,182,158 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods.  The remaining 1,588,652 shares reserved for issuance under the Senior Incentive Plan and the remaining 80,600 shares reserved for issuance under the 1997 Plan will be issuable upon the exercise of future stock option grants made thereunder.

(5)	Consists of the plans summarized below.

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than 10 years from the date they are granted.  Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement.  The Board of Directors authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options.  Options granted under the plan shall have exercise prices per share as determined by the Board of Directors at the time of grant.

2002 Restricted Stock Plan

In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than officers and directors, may participate.  Restricted stock awards under this plan may or may not require a cash payment from a participant to whom an award is made.  The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares.  The Board of Directors currently administers the Restricted Stock Plan.  The Board of Directors authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards.  Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non-solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause).

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants.  Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement.  Historically, warrants issued have been fully vested and exercisable at the date of grant. The Board of Directors authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.  Warrants granted under the plan have purchase prices per share as determined by the Board of Directors at the time of grant.

25.

Non-Plan Warrants

Prior to the Board of Directors’ approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees.  Historically, these warrants were issued fully vested and were exercisable at the date of grant.  The Board of Directors authorized the issuance of such warrants and determined the consultants and employees to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

26.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our named executive officers.  Each of these agreements provides for certain payments to the named executive officer in the event of his termination, resignation, death or disability, or upon a change in control of our company.

Termination by the Company

We may terminate a named executive officer’s employment with or without cause.  Terminations for cause are subject to a sixty-day notice and right to cure provision in each named executive officer’s employment agreement.  “Cause” is generally defined in each of these employment agreements as follows:

•	a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach;

•	except in Mr. Mittelstaedt’s case, a breach of any of the provisions of the non-competition and non-solicitation provisions of the agreement;

•
repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement;

•	conviction of a felony; or

•	misappropriation of property belonging to the company and/or any of its affiliates.

Termination Upon Death or Disability

In the event of the disability or death of a named executive officer, in addition to the payments listed in the tables below, the named executive officer may receive benefits under our long-term disability insurance and our life and accidental death and dismemberment insurance plans, which provide for broad-based employee participation.

Termination by the Employee

Each named executive officer may terminate his employment for good reason or without good reason.  “Good Reason” is generally defined in each of these employment agreements as follows:

•
assignment to the employee of duties inconsistent with his responsibilities as they existed on the date of the agreement, a substantial alteration in the title(s) of the employee (so long as the existing corporate structure of the company is maintained) or a substantial alteration in the status of the employee in the company organization as it existed on the date of the agreement;

•	the relocation of the company’s principal executive office to a location more than fifty (50) miles from its present location;

•	a reduction by the company in the employee’s base salary without the employee’s prior approval;

•
a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which the employee was participating or the taking of any action by the company which would adversely affect the employee’s participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company);

•
any material breach by the company of any provision of the agreement without the employee having committed any material breach of his obligations thereunder, which breach is not cured within twenty (20) days following written notice thereof to the company of such breach; or

•	the failure of the company to obtain the assumption of the agreement by any successor entity.

27.

Change in Control

A change in control of Waste Connections is generally treated as a termination without cause of the named executive officer, unless he elects in writing to waive the applicable provision of his employment agreement.  Under each of these employment agreements, a “Change in Control” is generally deemed to have occurred if:

•
there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;

•
any person (as defined in the agreement), shall become the beneficial owner (as defined in the agreement), directly or indirectly, of fifty percent (50%) or more of the company’s outstanding voting securities; or

•
during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half (½) of the directors then still in office who were directors at the beginning of the period.

In addition to his severance payments described in the tables below, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, each of the named executive officers would be entitled to receive either: (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights); or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Potential Payments

The following tables estimate the payments we would be obligated to make to each of our named executive officers as a result of his termination or resignation or because of a change in control of our company pursuant to the employment agreements we have entered into with each of our named executive officers and certain other arrangements noted in the tables.  We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a notice of termination was received by the employee or a change in control in our company occurred on December 31, 2006, as applicable; (b) the price per share of our common stock is $27.70, the closing price on December 29, 2006, the last business day of that year; and (c) the reason for a termination for cause is not susceptible to the named executive officer’s 60-day right to cure under his employment agreement.

In addition to the amounts reflected in the tables, on termination of a named executive officer’s employment agreement by us or by him as provided in his agreement, all deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans.  These plans include our voluntary 401(k) plan and our Deferred Compensation Plan.

28.

Ronald Mittelstaedt, Chairman and Chief Executive Officer

In the event Mr. Mittelstaedt voluntarily terminates his employment without good reason or his employment is terminated for cause, we have the option to make him subject to the terms of the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months from the date of termination, referred to as the Optional Restricted Period, in which case he would be entitled to the same severance benefits to which he would be entitled in the event of a termination without cause.

Mr. Mittelstaedt’s employment agreement defines the term “Total Compensation,” used in the table below, to equal the sum of: (i) twelve months of his base salary as of the termination date; (ii) the maximum bonus of 100% of such base salary; and (iii) the amount of all vehicle allowance and vehicle-related, telephone and facsimile reimbursements that were payable to him with respect to the twelve months preceding the termination date.

Mr. Mittelstaedt’s employment agreement also defines the term “Health Insurance Benefit,” used in the table below, as an amount equal to the excess of (i) the premiums payable by him to cover himself, his wife and his children for a three-year period beginning on the termination date under a health insurance plan that provides benefits comparable to those available under our health insurance plan then in effect, over (ii) the premiums that would be payable by him if he were still employed by us to cover himself, his wife and his children for that three-year period under our health insurance plan in effect on the termination date.  In the case of a termination on death, the Health Insurance Benefit shall be calculated with respect to coverage only for Mr. Mittelstaedt’s wife and children. In both cases, for illustrative purposes only, we have used the cost for an employee plus unlimited dependents that Mr. Mittelstaedt or his family would pay under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, if they elected to extend their health coverage under our group health plan for the period indicated.

	Termination for Cause Not Subject to Optional Restricted Period		Termination for Cause Subject to Optional Restricted Period		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination by Employee Without Good Reason Subject to Optional Restricted Period		Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(1)	$1,420,963	(9)	$—	(1)	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Bonus	—	(2)	450,000	(6)	450,000	(6)	450,000	(6)	450,000	(6)	450,000	(6)	—	(2)	450,000	(6)	450,000	(6)
Severance Payment	—		2,747,294	(7)	2,747,294	(7)	—		2,747,294	(7)	2,747,294	(7)	—		2,747,294	(7)	2,747,294	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	978,150	(8)	978,150	(8)	978,150	(8)	978,150	(8)	978,150	(8)	—	(3)	978,150	(8)	978,150	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$4,175,444	(5)	$4,175,444	(5)	$2,849,113	(5)	$4,175,444	(5)	$4,175,444	(5)	$—	(5)	$4,175,444	(5)	$4,175,444	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

29.

(5)
The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One third of Mr. Mittelstaedt’s 2004 option awards and two-thirds of his 2005 option awards were still subject to these resale restrictions as of December 31, 2006. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 173,748 shares underlying vested options worth $1,413,089 upon exercise and sale. This amount is not included in the table above.

(6)
Reflects a lump sum payment of the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 100% of his base salary at the time of termination.

(7)	Reflects a lump sum payment equal to the sum of: (i) an amount equal to three times the employee’s Total Compensation and (ii) the employee’s Health Insurance Benefit.

(8)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination.  The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the fifth anniversary of the date of termination.

(9)
Reflects a lump sum payment equal to the base salary payable to employee through the end of the term of his employment agreement, which for Mr. Mittelstaedt is extended by one year on each anniversary of his employment agreement, thus extending the term to three years.  The term of Mr. Mittelstaedt’s employment agreement currently expires on February 28, 2010.

Worthing Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$613,574	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	132,500	(7)	132,500	(11)	132,500	(7)	132,500	(7)	—	(2)	132,500	(7)
Severance Payment	—		1,192,500	(8)	—		1,192,500	(8)	1,192,500	(8)	—		1,192,500	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	464,513	(9)	464,513	(9)	464,513	(9)	464,513	(9)	—	(3)	464,513	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$1,789,513	(5)	$1,210,587	(5)	$1,789,513	(5)	$1,789,513	(5)	$—	(5)	$1,789,513	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)
The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One third of Mr. Jackman’s 2004 option awards and two-thirds of his 2005 option awards were still subject to these resale restrictions as of December 31, 2006. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 120,000 shares underlying vested options worth $925,350 upon exercise and sale. This amount is not included in the table above.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

30.

(7)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the third anniversary of the date of termination.

(10)
Reflects base salary payable to the employee through the end of the term of his employment agreement, which for Mr. Jackman is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Jackman’s employment agreement currently expires on April 25, 2009. See footnote (11) for payment terms.

(11)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Steven Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$934,998	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	170,000	(7)	170,000	(11)	170,000	(7)	170,000	(7)	—	(2)	170,000	(7)
Severance Payment	—		1,530,000	(8)	—		1,530,000	(8)	1,530,000	(8)	—		1,530,000	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	569,123	(9)	569,123	(9)	569,123	(9)	569,123	(9)	—	(3)	569,123	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$2,269,123	(5)	$1,674,121	(5)	$2,269,123	(5)	$2,269,123	(5)	$—	(5)	$2,269,123	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)
The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One third of Mr. Bouck’s 2004 option awards and two-thirds of his 2005 option awards were still subject to these resale restrictions as of December 31, 2006. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 136,248 shares underlying vested options worth $1,078,439 upon exercise and sale. This amount is not included in the table above.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

31.

(7)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)
Reflects the immediate vesting of all of the employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights (together with all vested options and rights held by the employee) will be extended to the third anniversary of the date of termination.

(10)
Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Bouck is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Bouck’s employment agreement currently expires on September 30, 2009. See footnote (11) for payment terms.

(11)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$711,406	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	147,500	(7)	147,500	(11)	147,500	(7)	147,500	(7)	—	(2)	147,500	(7)
Severance Payment	—		1,327,500	(8)	—		1,327,500	(8)	1,327,500	(8)	—		1,327,500	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	472,823	(9)	472,823	(9)	472,823	(9)	472,823	(9)	—	(3)	472,823	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$1,947,823	(5)	$1,331,729	(5)	$1,947,823	(5)	$1,947,823	(5)	$—	(5)	$1,947,823	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)
The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One third of Mr. Chambliss’ 2004 option awards and two-thirds of his 2005 option awards were still subject to these resale restrictions as of December 31, 2006. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 108,748 shares underlying vested options (5,033 of which had already been exercised but not sold as of that date) worth $981,508 upon exercise and/or sale. This amount is not included in the table above.

32.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

(7)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the third anniversary of the date of termination.

(10)
Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Chambliss is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Chambliss’ employment agreement currently expires on May 31, 2009. See footnote (11) for payment terms.

(11)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Robert D. Evans, Executive Vice President, General Counsel and Secretary

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$687,289	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	142,500	(7)	142,500	(11)	142,500	(7)	142,500	(7)	—	(2)	142,500	(7)
Severance Payment	—		1,282,500	(8)	—		1,282,500	(8)	1,282,500	(8)	—		1,282,500	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	472,823	(9)	472,823	(9)	472,823	(9)	472,823	(9)	—	(3)	472,823	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$1,897,823	(5)	$1,302,612	(5)	$1,897,823	(5)	$1,897,823	(5)	$—	(5)	$1,897,823	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)
Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)
The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One third of Mr. Evans’ 2004 option award and two-thirds of his 2005 option award were still subject to these resale restrictions as of December 31, 2006. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 108,750 shares underlying vested options worth $881,550 upon exercise. This amount is not included in the table above.

33.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

(7)
Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)
Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)
Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the third anniversary of the date of termination.

(10)
Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Evans is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Evans’ employment agreement currently expires on May 31, 2009. See footnote (11) for payment terms.

(11)
Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Certain Relationships and Related Transactions

Since January 20, 2005, Namen Chambliss, the brother of Darrell Chambliss, has held the position of Network Manager for the company. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Memphis, Tennessee. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2006 was $106,274. In addition, Mr. N. Chambliss realized a gain of $61,000 in 2006 on the sale of common stock received on exercise of options granted to him in previous years. In 2006, we granted Mr. N. Chambliss 1,500 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $90,000 as of January 22, 2007. He received a hiring bonus equal to $1,250 each month over the two years following his promotion to his current position, which was paid to him in lieu of cash performance bonuses of 15% of his base salary to which he otherwise might be entitled for those years.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, Section 1 of the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

34.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that: (a) prohibit officers, directors, any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) prohibit officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) prohibit officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) prohibit officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that Committee will resolve the conflict only if there are two disinterested directors remaining on that Committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where the Committee determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

35.

Audit Committee Report

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Davis, met twelve times in 2006. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing management’s assessment that Waste Connections maintained effective internal control over financial reporting and issuing a report thereon and on the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Committee may find appropriate or as may be brought to the Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended.

The independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman William J. Razzouk Robert H. Davis

36.

PROPOSAL 2 — AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Amended and Restated Certificate of Incorporation currently authorizes 100,000,000 shares of common stock and 7,500,000 shares of preferred stock, all with a par value of $0.01 per share. At our annual stockholders meeting in 2004, our stockholders approved an amendment to our certificate of incorporation that increased the authorized number of shares of common stock from 50,000,000 to 100,000,000. That increase allowed us to complete our first 3-for-2 split of our common stock, in the form of a 50% stock dividend, on June 24, 2004. Pursuant to that stock split, our issued and outstanding common stock as of June 10, 2004, the record date of that split, increased from 31,957,596 shares to 47,936,394 shares, in addition to the increase in shares reserved for issuance upon conversion or exercise of outstanding securities or reserved for future issuance under our various equity incentive plans.

On March 13, 2007, we completed our second 3-for-2 split of our common stock, in the form of a 50% stock dividend. Our issued and outstanding common stock as of February 27, 2007, the record date of that split, increased from 45,755,363 shares to 68,633,044 shares, in addition to the increase in shares reserved for issuance upon conversion or exercise of outstanding securities or reserved for future issuance under our various equity incentive plans. As of March 20, 2007, 84,611,377 shares of our common stock were either issued and outstanding, reserved for issuance upon conversion or exercise of outstanding securities, or reserved for future issuance under our various equity incentive plans.

At the annual meeting, our stockholders will be asked to consider and act on an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares. The Board of Directors approved this amendment to the Amended and Restated Certificate of Incorporation on February 6, 2007.

Waste Connections has grown significantly since its inception in 1997. Our Board of Directors believes that the increase in authorized shares is necessary to enable us to reserve a sufficient number of shares to meet all known requirements and provide flexibility in the future for general corporate purposes such as stock dividends or splits, acquisitions, equity and convertible security financings, and issuances under stock option, restricted stock, warrant or other employee equity incentive plans.

The proposed amendment would increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 150,000,000. The additional 50,000,000 shares would be part of the existing class of common stock, and, if and when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. The common stock does not and will not have any preemptive rights to purchase newly issued shares.

Unless deemed advisable by the Board of Directors, no further stockholder authorization would be sought for the issuance of additional shares of common stock. The Board of Directors has no immediate plans, intentions or commitments to issue additional shares of common stock for any purpose, including rendering more difficult or discouraging a merger, tender offer, proxy contest or other change in control of Waste Connections.

If the amendment is approved, Article V, Section A of Waste Connections’ Amended and Restated Certificate of Incorporation would be amended and restated to read as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The amount of the total authorized capital stock of the Corporation is 157,500,000 shares, divided into (a) 150,000,000 shares of Common Stock, par value $0.01 per share, and (b) 7,500,000 shares of Preferred Stock, par value $0.01 per share.”

If the amendment is approved by the stockholders, we expect to file with the Delaware Secretary of State, promptly after the annual meeting, an Amended and Restated Certificate of Incorporation to become effective on May 17, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000 SHARES.

37.

PROPOSAL 3 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

At a meeting held on March 16, 2005, the Audit Committee of the Board of Directors approved the dismissal of the firm Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young audited our consolidated financial statements for the fiscal year 2004. The Audit Committee subsequently concluded a proposal process for a new independent registered public accounting firm, and, at a meeting held on March 21, 2005, the Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2005.

Ernst & Young’s report on the company’s consolidated financial statements for the fiscal year ended December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2004, and the interim period from January 1, 2005 through March 16, 2005, there were no disagreements with Ernst & Young on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in its reports. During the period described in the preceding sentence, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2006. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for fiscal year 2007. We expect representatives of PricewaterhouseCoopers to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

The following table sets forth fees billed for professional services rendered in 2006 and 2005 by PricewaterhouseCoopers LLP.

	2006	2005
Audit Fees	$1,807,447	$1,447,928
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	3,000	3,000
Total	$1,810,447	$1,450,928

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2006 and 2005, reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with the SEC, and accounting consultations.

All Other Fees consist of a license fee for an online guidance service.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “All Other Fees” to be compatible with PricewaterhouseCoopers’ independence during the periods covered.

38.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Committee at its next meeting. All of the services described above under “Audit Fees” were approved by the Audit Committee.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2006 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers or directors were late in filing such reports during 2006.

Legal Proceedings

On October 25, 2006, a purported shareholder derivative complaint was filed in the United States District Court for the Eastern District of California, naming certain of our directors and officers as defendants, and naming us as a nominal defendant. The suit, captioned Travis v. Mittelstaedt, et al., alleges violations of various federal and California securities laws, breach of fiduciary duty, and related claims in connection with the timing of certain stock option grants. On October 30, 2006, we were served with another purported shareholder derivative complaint, naming us as a nominal defendant and naming certain of our current and former directors and officers as defendants. The suit, captioned Nichols v. Mittelstaedt et al. and filed in the Superior Court of California, County of Sacramento, contains allegations substantially similar to the Travis suit. On January 30, 2007, a third purported derivative action was filed in the same federal court as the Travis case. This case is captioned Pierce and Banister v. Mittelstaedt et al., and is substantively identical to the Travis case but also alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. As is typical in this type of litigation, additional suits containing substantially similar allegations may be filed in the future. The three lawsuits are in the preliminary stages, and the company and the individual defendants have yet to respond to any of the complaints.

We have completed a review of our historical stock option granting practices, including all option grants since our initial public offering in May 1998, and reported the results of the review to the Audit Committee of our Board of Directors. The review identified a small number of immaterial exceptions to non-cash compensation expense attributable to administrative and clerical errors. These exceptions are not material to our current and historical financial statements, and the Audit Committee concluded that no further action was necessary. As with any litigation proceeding, we cannot predict with certainty the eventual outcome of this pending litigation.

Stockholder Proposals for 2007 Annual Meeting

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the company’s 2008 Annual Meeting must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this Proxy Statement, no later than the close of business (California time) on December __, 2007. Stockholder proposals submitted after that date will be considered untimely, within the meaning of Rules 14a-5(e)(2) and 14a-4(c)(1) under the Securities Exchange Act of 1934, unless received as set forth above no later than the close of business (California time) on the 90th day prior to the date of the 2008 Annual Meeting.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for fiscal 2006 filed with the Securities and Exchange Commission, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to Robert D. Evans, the company’s Secretary, at the company’s address listed on the first page of this Proxy Statement, a copy of our 2006 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2006 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

39.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. It is important that the proxies are returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Robert D. Evans Secretary
April __, 2007

40.

Directions to Sheraton Grand Sacramento

1230 J Street, Sacramento, CA 95814 ● (916) 447-1700

To Airport
to Reno
I-80
Hwy 160
★ Detail ★
to SF
12th St
13th St
I St
J St
P
K St Mall – no cars
Hotel
Convention Center
L St
State Capitol
Self-Parking Lot
Parking Entrance
SHERATON GRAND SACRAMENTO
Convention Center
I-5
Bus 80 (Capitol City Fwy)
to SF
to So. Lake Tahoe
Hwy 50
N
W
E
S
(Map Not To Scale)
Hwy 99
to LA
to Fresno

Directions from Sacramento International Airport:

- I-5 South to J Street Exit
- Proceed East on J Street
- Past 12th Street intersection, Hotel & Valet Parking on RIGHT
- To self-park, proceed to 13th Street, turn LEFT and LEFT into parking entrance

Directions from Business 80/Capitol City Freeway (north end):

- Bus 80 West to Hwy 160
- Proceed South on Hwy 160 until it becomes North 12th Street
- Turn LEFT on J Street
- Then follow rest of Airport directions, above

Directions from Highway 50:

- Hwy 50 West to I-5 North
- Exit J Street (East)
- Then follow rest of Airport directions, above

Directions from Interstate 80 (East or West):

- I-80 to I-5 South
- Then follow rest of Airport directions, above

Directions from Highway 99 (south end):

- Hwy 99 North to Hwy 50 West
- Proceed West on Hwy 50 to I-5 North
- Exit J Street (East)
- Then follow rest of Airport directions, above

.

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 16, 2007
10:00 A.M., Pacific Time

SHERATON GRAND SACRAMENTO
1230 J Street
Sacramento, CA 95814

Waste Connections, Inc. 35 Iron Point Circle, Suite 200 Folsom, California 95630	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 16, 2007.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April __, 2007, and Annual Report to Stockholders for fiscal year 2006. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007 at 10:00 a.m., Pacific Time, at the Sheraton Grand Sacramento, 1230 J Street, Sacramento, California 95814, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT SPECIFY ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 REFERRED TO ON THE REVERSE SIDE.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	Election of Directors:

01 Ronald J. Mittelstaedt

02 Edward E. “Ned” Guillet

☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares.

☐ For	☐ Against	☐ Abstain

3. Ratification of appointment of PricewaterhouseCoopers LLP as WCI’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box        ☐   Indicate changes below:

If you plan to attend the Annual Meeting of Stockholders, please mark the following box. ☐

Date: _________________________, 2007

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.